AMENDMENT TO AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

FOR

FRANKLIN STRATEGIC SERIES

on behalf of

FRANKLIN CORE PLUS BOND FUND

(formerly, Franklin Strategic Income Fund)

This Amendment, dated as of May 8, 2025, amends the Amended and Restated Investment Management Agreement dated December 29, 2017, as amended to date (the “Agreement”), by and between FRANKLIN STRATEGIC SERIES, a Delaware statutory trust, on behalf of it series, Franklin Core Plus Bond Fund (formerly, Franklin Strategic Income Fund), and FRANKLIN ADVISERS, INC., a California corporation (the “Manager”).

WITNESSETH:

WHEREAS, the Trust, on behalf of the Fund, and the Manager wish to amend the Agreement as provided herein; and

WHEREAS, the Board of Trustees of the Trust, including a majority of Trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of the Investment Company, approved the following amendment at a meeting on May 29, 2025.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that the Agreement is amended to replace Section 4.A with the following:

  A.        Effective as of May 8, 2025, for purposes of calculating such fee, the value of the net assets of the Fund shall be the average daily net assets of the Fund during each month, determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of the Fund’s shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information.  The annual rate of the management fee shall be as follows:

• 0.350% of the value of its average daily net assets up to and including $5 billion;

• 0.330% of the value of its average daily net assets over $5 billion up to and including $10 billion;

• 0.310% of the value of its average daily net assets over $10 billion up to and including $20 billion;

• 0.290% of the value of its average daily net assets over $20 billion.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

FRANKLIN STRATEGIC SERIES on behalf of the FRANKLIN CORE PLUS BOND FUND

By: /s/ Navid J. Tofigh
Name: Navid J. Tofigh
Title:  Vice President and Secretary

FRANKLIN ADVISERS, INC.

By: /s/ Edward D. Perks
Name: Edward D. Perks
Title:  President